QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Fischer Imaging Completes Comprehensive Analysis and Restatement of
Unaudited Financial Results for 2000 and 2001; Releases Results for Fourth
Quarter and Full Year 2002 and First Quarter 2003

        Investors: All financial information contained in this press release is unaudited, and includes the estimated impact of Fischer Imaging's current restatement analysis. Fischer Imaging can give no assurance that this financial information is final or that it will not be subject to further adjustment. Fischer Imaging may not have identified all adjustments necessary to present its financial statements in accordance with generally accepted accounting principles. The independent audit of our restated financial statements that is in process is not yet complete. This audit may also result in changes to this financial information.

        DENVER, July 17, 2003—Fischer Imaging Corporation (FIMG.PK) today announced that it has completed a comprehensive analysis and restatement of its prior years' financial results. The release of financial information for 2000, 2001, the fourth quarter and full year 2002 and for the first quarter of 2002 and 2003 follows a four-month review of the Company's prior accounting practices, policies and procedures initiated by the Board of Directors.

        While the Company believes that the unaudited restated financial information is fairly stated in all material respects, Fischer Imaging cannot assure that the financial information contained in this press release will not change until its new independent auditors, Ernst & Young LLP, complete their financial audit which is in progress. Ernst & Young replaced Arthur Andersen LLP as the Company's independent auditor in July 2002.

Restatement Synopsis

        During its review of Fischer Imaging's financial records in conjunction with the preparation of the Company's 2002 audit the Company determined that certain historical accounting practices and procedures should be reviewed and, where required, changed. In the course of the Company's reviews, other accounting inaccuracies, questionable accounting practices and internal control failures were also discovered, which in total could be viewed as problematic. As a result, in April 2003, the Company announced its decision to restate its previously published financial statements for the years 1998 through 2001 and for the first nine months of 2002.

        Initially, the review focused on the Company's revenue recognition practices and unbilled payables and warranty inventory matters. This review was later broadened to include recalculations of excess and obsolete inventory reserves, revaluation of unrepaired re-work service inventory, recalculations of overhead balances in inventory, the reclassification of amounts between cost of sales and selling expenses and product revenue, the recording of gains and losses from technology investments in certain startup companies, the accounting for cash values of split-dollar arrangements for life insurance policies, the re-evaluation of timing of previously written off inventory adjustments, the proper classification of service-related expenses in the financial statements and other areas.

        The Company undertook, as part of its review, the examination of the significant transactions that have occurred during the last four years, and with the assistance of outside legal counsel, Hogan & Hartson; outside temporary accounting personnel; and its new independent auditors, Ernst & Young, an analysis of substantially all of its financial statement components.

        "We believe that we have captured and reviewed all significant and discoverable questionable prior practices and that these restatements present properly and fairly, in all material respects, the results of operations and the financial position of Fischer Imaging Corporation during the relevant periods," said Harris Ravine, Fischer's recently appointed President and CEO. "We deeply regret the lack of financial information to our shareholders, partners and customers that this restatement process has caused and any problems or concerns that this may have created. We will endeavor to set a positive example for responsible and timely reporting and disclosure starting with this restatement undertaking."

        "As part of our review process we have established stronger internal controls as well as a more appropriate revenue recognition policy, a more conservative policy of accounting for inventory and improved supervision and review procedures," said Stephen G. Burke, Chief Financial Officer "We look forward to getting back on a normal reporting schedule and expect to do so beginning with the announcement of second quarter 2003 results no later than mid-August."

2002 Fourth Quarter Results

        Revenue for the fourth quarter of 2002 was $10.4 million, compared with $10.0 million for the fourth quarter of 2001, an increase of 4.0%. The increase was primarily attributable to sales of the Company's SenoScan Digital Mammography Systems that gained FDA approval in the latter part of 2001, offset in part by a decrease in general radiology product revenue.

        Gross margin decreased 72.5% to $1.1 million in the fourth quarter of 2002 from $4.0 million for the same period in 2001. The decrease in margin was primarily the result of increases in service costs of $2.4 million related to the introduction of SenoScan systems and additional inventory reserves of $1.4 million recorded during the fourth quarter of 2002. These additional expenses were only partially offset by the small increase in revenue.

        Operating expense increased 33.3% to $5.6 million for the fourth quarter of 2002 from $4.2 million for the same period in 2001. This increase was primarily attributable to the increase in headcount in our field sales organization and increases in other marketing and administrative expenses in anticipation of increased selling opportunities in digital mammography.

        Net loss for the quarter ended December 31, 2002 was ($4.4) million or ($0.48) per basic and diluted share compared with a net loss of ($0.2) million or ($0.02) per basic and diluted share in the fourth quarter of 2001. The increase in net loss for the quarter is due to the factors mentioned above.

2002 Full-year Results

        Revenue for the full year 2002 increased 5.9% to $45.0 million in 2002 compared to $42.5 million in 2001. The revenue increase was primarily attributable to sales of SenoScan systems. After restatement, no SenoScan systems were recorded as revenue until 2002.

        Gross margin decreased 72.0% to $4.7 million in 2002 from $16.8 million in 2001. The margin decrease for 2002 was primarily due to an inventory write off of $3.3 million for unlocated and unidentified inventory recorded in the second quarter, a $2.5 million charge to cost of sales for the write off of obsolete inventory related to engineering and other inventory in the second quarter, an additional radiology inventory reserve of $1.7 million, primarily recorded in the third and fourth quarters of 2002, and an increase in service-related costs of $2.4 million, primarily related to the launch of our SenoScan digital mammography systems.

        Operating expense increased 15.5% to $19.4 million in 2002 from $16.8 million in 2001. This increase was primarily attributable to the increase in headcount during the second half of 2002 and the increase in promotional and branding expense in the fourth quarter of 2002.

        Net income increased to $10.0 million or $1.03 per diluted share for the year ended December 31, 2002, compared to a loss of ($0.2) million or ($0.02) per basic and diluted share for 2001. The increase in net income for 2002 was the result of the favorable patent infringement lawsuit settlement which resulted in the recognition of a $24.7 million gain in the second quarter, net of certain settlement costs, offset in part, by the factors mentioned above. The lawsuit settlement was treated as non-recurring other income and not as revenue.

2003 First Quarter Results

        Revenue for the first quarter of 2003 was $9.5 million, compared with $11.6 million for the first quarter of 2002, a decrease of 18.1%. This decrease was primarily attributable to a decrease in general radiology revenue during 2003.

        Gross margin decreased by $0.7 million to $2.3 million in the first quarter of 2003 from $3.0 million in the first quarter of 2002, primarily as a result of the decrease in sales. Gross margin percentage decreased from 25.9% to 24.2% primarily due to an increase in service costs of $0.7 million during the first quarter of 2003 compared to the first quarter of 2002.

        Operating expenses increased by $0.7 million in the first quarter of 2003 to $4.4 million, as compared to $3.7 million during the first quarter of 2002, as a result of increased spending on sales and marketing efforts.

        Net loss for the first quarter ended March 30, 2003 was ($2.2) million or ($0.24) per basic and diluted share compared with a net loss of ($0.8) million or ($0.08) per basic and diluted share in the first quarter of 2002. This change in net loss was attributable to the factors mentioned above.

        Our cash position as of the end of the first quarter 2003 was $3.7 million. The decrease in cash of $4.7 million during the quarter was a result of an inventory build of SenoScan units in anticipation of demand following our presentation at the Radiological Society of North America (RSNA) tradeshow and our 2003 marketing plan and the $2.2 million operating loss in the quarter. In addition, there was a $2.9 million decrease in payables offset in part by an increase in customer deposits of $2.2 million.

Summary of Restatement Issues

        The following is a detailed summary of the main elements associated with Fischer Imaging's restatement of its financial statements:

(1) Revenue Recognition

        In the past, Fischer Imaging had recognized revenue at the time of shipment, provided that four basic revenue recognition criteria were met. The four criteria used previously were:

  1.
  Persuasive evidence exists of an agreement,

  2.
  The seller's price to the buyer was fixed,

  3.
  Collectibility was reasonably assured, and,

  4.
  Delivery had occurred.

        During the preparation of the 2002 year-end financial statements, it became clear to the Company that the fourth criteria related to delivery of goods was not being met in all cases. This conclusion was determined upon considering the additional guidance for revenue recognition from the Securities and Exchange Commission's Staff Accounting Bulletin #101 (SAB #101). In many cases, product had left the factory but title and risk of ownership had not transferred to the customer.

        Effective with the restatement of its financial statements, Fischer Imaging has adopted a more appropriate policy for the recognition of revenue. Revenue for all direct (non-dealer) sales of large medical equipment has now been and will be recognized upon the completion of installation, provided that all other revenue recognition criteria of SAB #101 are met. All dealer sales of large medical equipment have been and will be recognized upon shipment provided that all other revenue recognition criteria of SAB #101 have been met.

(2) Unbilled Payables

        During the preparation of the 2002 year-end financial statements, the Company discovered that the unbilled vendor payables sub-ledger contained aged entries that should have been processed to its income statement but were not. These entries were related primarily to the completion of warranty and re-work inventory transactions that should have been recorded as cost of sales upon completion of the repair or refurbishment of the inventory item by vendors.

        Effective with the Company's restated financial statements, Fischer Imaging has reconciled the unbilled vendor payables sub-ledger and recorded the necessary adjustments to reflect the proper amount of payables due vendors at the end of 1999, 2000, 2001 and 2002. The Company has now implemented monthly review and reconciliation processes to prevent such processing errors in the future.

(3) Rework and Service Inventory

        For many years, Fischer Imaging has promoted a customer exchange program for certain component parts of its medical imaging systems. In exchange for returning an approved part, the customer was given a discount on the price of the replacement part. The Company's prior accounting policy was to record the exchanged part at full standard cost upon receipt from the customer. The parts were then sorted, analyzed, and in most cases returned to the manufacturer for rebuilding.

        Upon reviewing the transactions during the close of the 2002 fiscal year, the Company determined that valuing the unrepaired re-work inventory at full standard cost resulted in an overstatement of inventory and an understatement of cost of sales. Effective with the restatement of the Company's financial statements for the years 1998 through the first nine months of 2002, Fischer Imaging has adopted a more appropriate method of accounting for re-work inventory and now records each returned part at zero cost until the part has been repaired and the related repair cost has been recorded.

(4) Excess & Obsolete Inventory

        Fischer Imaging operates in a single operating segment, that being the design, manufacture and marketing of x-ray imaging systems. Such systems are subject to obsolescence through improvements in technology. It is therefore necessary for management to make estimates for obsolete and excess inventories based on market demand, product improvements and the competing marketplace.

        For many years Fischer Imaging maintained reserves against its inventory for excess and obsolete amounts based on estimates using three (3) years of previous usage to determine average product usage. Any inventory component with more than a four (4) year supply on hand based on this average usage was considered excess. If a part did not show any usage for the prior three years, it was considered obsolete. As part of the preparation of the Company's 2002 operating results, management determined that the previous calculations for excess and obsolete inventories should be altered, based on changes in sales and product offerings by the Company, specifically in the general radiology sector.

        Due to the high risk of technological obsolescence with medical device components and the increasingly competitive environment in which Fischer Imaging operates, the Company believes that a more conservative approach to estimating excess and obsolete inventories was prudent. Effective with the Company's restated financial statements, Fischer Imaging now uses one year of prior usage to determine average usage and a two-year supply based on that usage to determine excess.

(5) Recalculation of Overhead in Inventory

        During the preparation of its 2002 year-end financial statements, the Company discovered that the methodology used to allocate manufacturing overhead to inventory had been incorrectly applied.

Effective with the restatement of the Company's financial statements for 2000, 2001, and the first nine months of 2002, Fischer Imaging has recalculated manufacturing overhead in inventory. The calculation summarizes indirect manufacturing overhead costs that have been incurred and allocates indirect overhead costs to remaining inventory balances based on the prior twelve months' purchases and remaining direct labor dollars in inventory at the balance sheet date. Indirect manufacturing cost pools are allocated to materials and the manufacturing process based on management's estimates.

(6) Reclassification of Revenue

        As part of the financial restatement for revenue recognition, the Company discovered that certain amounts of product revenues were incorrectly recorded as reductions in cost of sales and selling expense for all periods being restated.

        Effective with the Company's restated financial statements, Fischer Imaging has reclassified all amounts that were previously recorded as reductions of cost of sales and selling expenses into product revenue. The outcome of the reclassification resulted in increases to revenue, cost of sales and selling expenses; however, it had no effect on net income or loss.

(7) Split-Dollar Arrangements for Life Insurance

        In 1975 and 1978, the Company established whole-life insurance policies on the life of its then Chief Executive Officer. In 1979 the Company entered into a split-dollar arrangement with regard to these two policies. In 1993, the Company entered into another split-dollar arrangement with the insured and another insurance policy was established.

        Over the years, the accounting for these policies did not properly reflect the Company's actual interest in the policies pursuant to the split-dollar arrangements agreed to between the insured and the Company. The Company has retroactively adjusted its accounting records to properly reflect its interest in these life insurance policies under its current understanding of the respective 1979 and 1993 split-dollar arrangements. In addition, during the second quarter of 2003, the insured agreed to become responsible for the costs of continuance of the policies and the Company and the insured are in the process of transferring and/or terminating the policies. The insured has made claims against the Company concerning the value of these transferring policies. The Company disputes these claims and has so advised the insured.

(8) Investment Accounting

        As part of the restatement of financial statements for 1998 through 2002, the Company discovered that the accounting for two investments in small technology companies was not in conformity with generally accepted accounting principles. In one case, the Company amortized an impaired investment over 44 months from 1999 through 2002 when the actual impairment occurred in 1995. In another case, the Company prematurely recorded a gain on the sale of an investment in its 1999 financial statements when the actual transaction closing date was in January 2000.

(9) Expense Reclassifications

        For many years, the Company has included all expenses associated with both its warranty and non-warranty service within selling, marketing and service operating expenses. Effective with the Company's restatement of its financial statements, Fischer Imaging has reclassified all service operating costs to service cost of sales. The reclassification resulted in increases to service cost of sales and decreases to selling, marketing and service expenses for the periods of 1998 through 2002; however, it had no effect on net income or loss. Gross margin percentages were likewise affected by this reclassification. In addition, certain other payroll expenses have been reclassified to cost of sales from operating expenses during 2001.

(10) Work in Process Inventory Write-off

        As part of an inventory write-off in the second quarter of 2002, the Company included $1.3 million of in-process inventory items that were no longer of use or were unable to be located. Effective with the restatement of the Company's financials statements, Fischer Imaging re-evaluated that total write-off of in-process inventory to more properly reflect in which periods the individual components of the write-off should have occurred.

(11) Other Items

        As part of the analysis attendant to the restatement and audit of the Company's financial statements for the years 2000, 2001 and the first three quarters of 2002, other accounting inaccuracies were discovered. When considered individually, most of these adjustments would be considered immaterial; however, when considered in total, the Company has decided to record all of the related adjustments so as to be in conformity with generally accepted accounting principles.

About Fischer Imaging

        Fischer Imaging Corporation designs, manufactures and markets specialty medical imaging systems for the screening and diagnosis of disease. The Company focuses on women's health, particularly the diagnosis and screening of breast cancer. Fischer Imaging has produced general-purpose x-ray imaging systems since 1910, making the Company the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

Forward Looking Information

        This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act, about Fischer Imaging Corporation's financial results for fiscal years 1998 through 2002, nine months ended September 30, 2002 the quarters ended March 31, 2002, December 31, 2002 and March 30, 2003, and its restatement of financial results and expectations for subsequent periods. You can find many of these statements by looking for words such as "believes," "will," "may," "should," "expects," "estimates," or similar expressions used in this report. These forward-looking statements are based on information that is currently available to the Company and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially. As a result, the Company cautions you not to place undue reliance on the statements. The Company assumes no obligation to update the statements except as required by applicable law. Factors that could cause results to differ include the effects and timing of the Company's anticipated restatement of historical financial statements including delays or restrictions on the Company's ability to access the capital markets or other adverse effects on the Company's business and financial position; adjustments to the financial results as a result of the audit; further review and updates of the Company's accounting policies; any negative effect of uncertainty concerning the Company's business and financial results on its relationships with customers which could adversely affect its business and financial results in future periods; any adverse outcome of the SEC's current investigation into the Company's accounting policies, practices and procedures, or of private securities litigation in respect of those issues; adverse results of increased review and scrutiny by regulatory authorities media and others, of financial reporting issues and practices; changes in demand for the Company's products; and increased competition in the markets in which the Company competes.

Fischer Imaging Corporation
(Unaudited and Preliminary)
Condensed Consolidated Statements of Operations
($ millions)

	Year ended			Three months ended
	As Restated 12/31/2000	As Restated 12/31/2001	12/31/2002	As Restated 3/31/2002	3/30/2003
Revenue	$54.1	$41.9	$45.0	$11.6	$9.5

Cost of product and services	37.2	25.6	37.0	8.6	7.2
Inventory write-off	—	—	3.3	—	—

Total cost of sales	37.2	25.6	40.3	8.6	7.2

Gross profit	16.9	16.3	4.7	3.0	2.3
Operating expenses	16.5	16.9	19.4	3.7	4.4

Operating profit (loss)	0.4	(0.6)	(14.7)	(0.7)	(2.1)
Interest (expense) income and other	(0.2)	(0.2)	—	(0.1)	(0.1)
Patent settlement income	—	—	24.7	—	—

Net income (loss)	$0.2	($0.8)	$10.0	($0.8)	($2.2)

        The above financial information is unaudited but includes for all periods the estimated impact of various restatements and changes in accounting policies and procedures discussed in the accompanying press release. This financial information has been prepared in accordance with generally accepted accounting principles; however, because it is unaudited, the Company can give no assurance that the information will not be subject to further adjustment.

Fischer Imaging Corporation
(Unaudited and Preliminary)
Condensed Consolidated 2002 Statements of Operations
($ millions)

	Nine Months Ended
				Three months ended 12/31/2002
	As Reported 9/29/2002	Adjustments	As Restated 9/29/2002		Year ended 12/31/2002
Revenue	$30.9	$3.7	$34.6	$10.4	$45.0

Cost of product and services	20.3	7.4	27.7	9.3	37.0
Inventory write-off	7.2	(3.9)	3.3	—	3.3

Total cost of sales	27.5	3.5	31.0	9.3	40.3

Gross profit	3.4	0.2	3.6	1.1	4.7
Operating expenses	18.9	(5.1)	13.8	5.6	19.4

Operating (loss) profit	(15.5)	5.3	(10.2)	(4.5)	(14.7)
Interest (expense) income and other	(0.1)	0.0	(0.1)	0.1	—
Patent settlement income	24.7	—	24.7	—	24.7

Net income (loss)	$9.1	$5.3	$14.4	($4.4)	$10.0

        The above financial information is unaudited but includes for all periods the estimated impact of various restatements and changes in accounting policies and procedures discussed in the accompanying press release. This financial information has been prepared in accordance with generally accepted accounting principles; however, because it is unaudited, the Company can give no assurance that the information will not be subject to further adjustment.

Fischer Imaging Corporation
(Unaudited and Preliminary)
Condensed Consolidated 2001 Statement of Operations
($ millions)

	Year ended
	As Reported 31-Dec-01	Adjustments	As Restated 31-Dec-01
Revenue	$48.2	($6.3)	$41.9
Cost of sales	23.7	1.9	25.6

Gross profit	24.5	(8.2)	16.3
Operating expenses	20.8	(3.9)	16.9

Operating profit (loss)	3.6	(4.2)	(0.6)
Interest (expense) income and other	(0.3)	0.1	(0.2)

Net income (loss)	$3.3	($4.1)	($0.8)

        The above financial information is unaudited but includes for all periods the estimated impact of various restatements and changes in accounting policies and procedures discussed in the accompanying press release. This financial information has been prepared in accordance with generally accepted accounting principles; however, because it is unaudited, the Company can give no assurance that the information will not be subject to further adjustment.

Fischer Imaging Corporation
(Unaudited and Preliminary)
Condensed Consolidated 2000 Statement of Operations
($ millions)

	Year ended
	As Reported 31-Dec-00	Adjustments	As Restated 31-Dec-00
Revenue	$51.0	$3.1	$54.1
Cost of sales	25.4	11.8	37.2

Gross profit	25.6	(8.7)	16.9
Operating expenses	23.1	(6.6)	16.5

Operating profit (loss)	2.5	(2.1)	0.4
Interest (expense) income and other	(0.4)	0.2	(0.2)

Net income (loss)	$2.1	($1.9)	$0.2

        The above financial information is unaudited but includes for all periods the estimated impact of various restatements and changes in accounting policies and procedures discussed in the accompanying press release. This financial information has been prepared in accordance with generally accepted accounting principles; however, because it is unaudited, the Company can give no assurance that the information will not be subject to further adjustment.

Fischer Imaging Corporation
(Unaudited and Preliminary)
Condensed Consolidated Balance Sheets
($ millions)

	As of
	12/31/2002	3/30/2003
Cash	$8.4	$3.7
Accounts receivable	7.7	7.5
Inventories	18.3	19.4
Patent settlement receivable	0.9	0.9
Prepaid expense and other	0.5	0.5

Total current assets	35.8	32.0
Non-current patent receivable	6.3	6.3
Property, plant and equipment	3.3	3.8
Intangibles and deferred costs	2.3	2.3

Total assets	$47.7	$44.4

Notes payable	$0.0	$0.0
Trade payables	4.6	1.7
Accrued salaries and wages	1.7	1.1
Customer deposits	0.8	3.0
Accrued warranty and install costs	1.8	1.5
Deferred revenues	1.6	1.4
Other current liabilities	2.2	1.7

Total current liabilities	12.7	10.4
Other non-current liabililties	7.7	7.6

Total liabilities	20.4	18.0

Capital	49.2	49.3
Accumulated deficit	(21.9)	(22.9)

Total shareholders equity	27.3	26.4

Total liabilities and equity	$47.7	$44.4

        The above financial information is unaudited but includes for all periods the estimated impact of various restatements and changes in accounting policies and procedures discussed in the accompanying press release. This financial information has been prepared in accordance with generally accepted accounting principles; however, because it is unaudited, the Company can give no assurance that the information will not be subject to further adjustment.

Contact:
    Fischer Imaging Corporation
    Stephen G. Burke, 303/450-4318

QuickLinks

Fischer Imaging Completes Comprehensive Analysis and Restatement of Unaudited Financial Results for 2000 and 2001; Releases Results for Fourth Quarter and Full Year 2002 and First Quarter 2003
Fischer Imaging Corporation (Unaudited and Preliminary) Condensed Consolidated 2002 Statements of Operations ($ millions)
Fischer Imaging Corporation (Unaudited and Preliminary) Condensed Consolidated 2001 Statement of Operations ($ millions)
Fischer Imaging Corporation (Unaudited and Preliminary) Condensed Consolidated 2000 Statement of Operations ($ millions)
Fischer Imaging Corporation (Unaudited and Preliminary) Condensed Consolidated Balance Sheets ($ millions)